Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2019 Results

Second Quarter Highlights:

•	Total Revenue Was $367 Million, up 13 Percent
•	Diluted EPS Increased 7 Percent to $0.76, Inclusive of $0.13 in Special Charges; Non-GAAP EPS¹ Was $0.97, up 21 Percent
•	Adjusted EBITDA Margin on Service Revenue¹ Was 13 Percent, up 110-Basis Points Year-on-Year
•	Contract Awards of $403 Million; TTM Contract Awards Were $1.6 Billion For a Book-to-Bill Ratio of 1.15

—Raises Midpoints of 2019 Revenue and Earnings Guidance Ranges—

—Names John Wasson CEO; Sudhakar Kesavan Moves to Executive Chairman—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— August 1, 2019-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the second quarter ended June 30, 2019.

“This was another quarter of strong operating performance for ICF, in which we posted double-digit revenue growth that was aligned with the positive catalysts we have identified in our government and commercial markets,” said Sudhakar Kesavan, Chairman and Chief Executive Officer.

“Revenue from government clients increased 17.8 percent, led by our work on disaster recovery programs and higher revenues from U.S. federal government agency clients. Commercial revenues increased 4.6 percent year-on-year, reflecting growth in marketing services and energy efficiency implementation programs. Favorable revenue mix, increased service revenue¹, and higher utilization drove a 19.5 percent increase in adjusted

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

EBITDA¹. Our adjusted EBITDA margin on service revenue was 13.0 percent, 110 basis points higher year-on-year.

“Second quarter contract awards of over $400 million included a modification to our FEMA-funded disaster recovery contract with the Government of Puerto Rico that significantly expanded our services, as well as several strategically important awards from both government and commercial clients. Subsequent to the end of the quarter, ICF was awarded a three-year federally-funded contract to assist with Community Development Block Grant (CDBG) housing recovery in Puerto Rico following the damage caused by the 2017 hurricanes.

“Our first half performance positions ICF well for continued growth in 2019. Our contract backlog increased sequentially to $2.4 billion, and our business development pipeline was $6.3 billion, representing substantial year-on-year increases across key client categories,” Mr. Kesavan noted.

Second Quarter 2019 Results

Second quarter 2019 total revenue was $366.7 million, representing 13.1 percent growth over the $324.3 million reported in the second quarter of 2018. Service revenue increased 9.2 percent year-over-year to $252.3 million, from $231.0 million. Net income was $14.6 million in the second quarter, up 7.3 percent from $13.6 million in the second quarter of 2018. Diluted earnings per share amounted to $0.76, a 7.0 percent increase from $0.71 per diluted share in the prior year quarter.

Non-GAAP EPS increased 21.3 percent to $0.97 per share from $0.80 per share in the year ago quarter. EBITDA¹ was $30.2 million, up 10.5 percent from $27.3 million reported in the second quarter of 2018.  Adjusted EBITDA¹ was $32.7 million, 19.5 percent above the $27.4 million reported in the comparable quarter of 2018. Second quarter 2019 adjusted EBITDA margin on service revenue expanded by 110 basis points to 13.0 percent from 11.9 percent in the 2018 second quarter.

Backlog and New Business Awards

Total backlog was $2.4 billion at the end of the second quarter of 2019. Funded backlog was $1.0 billion, or approximately 43 percent of the total backlog. The total value of contracts awarded in the 2019 second quarter was $403.1 million, resulting in a trailing-twelve-month (TTM) book-to-bill ratio of 1.15.

Government Revenue Second Quarter 2019 Highlights

Revenue from government clients was $245.7 million, up 17.8 percent year-over-year.

•

U.S. federal government revenue increased by 1.2 percent year-on-year to $141.2 million, compared to $139.5 million in the year ago quarter. Federal government revenue accounted for 38 percent of total revenue, compared to 43 percent of total revenue in the second quarter of 2018.

•

U.S. state and local government revenue increased by 111.1 percent year-on-year to $72.9 million, driven by our disaster recovery work.  State and local government clients represented 20 percent of total revenue, significantly ahead of the 11 percent of total revenue accounted for in the 2018 second quarter.

•

International government revenue was $31.7 million, compared to $34.6 million in the year-ago quarter, and accounted for 9 percent of total revenue, compared to 11 percent in the second quarter of 2018. On a constant currency basis, international government revenue was down an estimated 2.6 percent.

Key Government Contracts Awarded in the Second Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and almost 300 additional contracts from U.S. state and local and international governments with an aggregate value of $280.9 million. Notable awards won in the second quarter included:

•

Disaster recovery: A contract modification to continue providing hazard mitigation and related services in Puerto Rico that are part of disaster recovery activities associated with Hurricanes Irma and Maria.

•	Technical support: A recompete contract with the U.S. Environmental Protection Agency to provide technical support to the National Center for Environmental Assessment.
•	Program support: A contract with a U.S. federal agency to support the launch of in-school youth apprenticeship programs.
•	Strategic communications: A recompete contract with the National Institutes of Health to provide communications and media services related to health education.
•	Survey research: A recompete contract with the New York State Department of Health to provide survey support for the Behavioral Risk Factor Surveillance System of the U.S. Centers for Disease Control.
•	Cybersecurity and resilience: A recompete contract with the Maryland Administrative Office of the Courts to provide enterprise cybersecurity support.

Subsequent to the end of the second quarter, the Company was awarded a $25 million, three-year federally-funded contract to assist with CDBG housing recovery programs in Puerto Rico associated with hurricanes Irma and Maria.

Commercial Revenue Second Quarter 2019 Highlights

•

Commercial revenue was $121.0 million, up 4.6 percent from the $115.7 million reported in last year’s second quarter. Commercial revenue accounted for 33 percent of total revenue compared to 35 percent of total revenue in the 2018 second quarter.

•	Energy markets, which include energy efficiency programs, represented 45 percent of commercial revenue. Marketing services accounted for 46 percent of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter 2019

Commercial sales were $122.1 million in the second quarter of 2019. ICF was awarded more than 750 commercial projects globally during the second quarter including:

In Energy Markets:

•	A recompete contract with a northeastern U.S. utility to support its portfolio of energy efficiency programs.
•	A contract with a midwestern U.S. utility to support its commercial and industrial energy efficiency programs.
•	A contract with a North American energy agency to support implementation of business, non-profit, and institutional energy savings programs.

In Marketing Services:

•	A recompete contract with a U.S. health insurer to provide marketing services.
•	A contract with a U.S. health insurer to provide program rollout and design thinking support services.
•	A contract with a U.S. pharmaceutical company to provide additional corporate communications and related services.

Dividend Declaration

On August 1, 2019, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 15, 2019 to shareholders of record on September 13, 2019.

Summary and Outlook

“ICF continued to execute well in the first half of this year, leveraging our domain expertise to take advantage of growth opportunities across our government and commercial client sets. Year-to-date operating results, recent wins and pipeline activity support our expectations for substantial growth in 2019 and beyond. Consequently, we have raised the midpoints for our guidance ranges for revenues and earnings. We now expect 2019 revenues to range from $1.475 billion to $1.5 billion, GAAP EPS to be between $3.80 and $3.95, exclusive of special charges, and Non-GAAP EPS to be in the range of $4.10 to $4.25. Operating cash flow is projected to be in the range of $100 million to $120 million.

“We were pleased to announce today via a separate press release that our Board of Directors has approved a succession plan that calls for the appointment of John Wasson, President, to the additional position of Chief Executive Officer and Board Member, and that I will move to Executive Chairman effective October 1, 2019.  This represents a seamless succession at ICF, ensuring that we have the continuity of leadership needed to continue on our growth path,” Mr. Kesavan concluded.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenue	$366,717	$324,315	$707,971	$627,095
Direct costs	235,053	206,565	451,002	395,391
Operating costs and expenses:
Indirect and selling expenses	101,450	90,410	197,969	180,069
Depreciation and amortization	5,595	4,045	10,357	8,514
Amortization of intangible assets	2,077	2,270	4,212	4,514
Total operating costs and expenses	109,122	96,725	212,538	193,097

Operating income	22,542	21,025	44,431	38,607
Interest expense	(2,934)	(2,167)	(5,387)	(3,833)
Other income (expense)	186	(318)	(226)	(214)
Income before income taxes	19,794	18,540	38,818	34,560
Provision for income taxes	5,183	4,923	8,889	8,526
Net income	$14,611	$13,617	$29,929	$26,034

Earnings per Share:
Basic	$0.78	$0.72	$1.59	$1.39
Diluted	$0.76	$0.71	$1.56	$1.36

Weighted-average Shares:
Basic	18,805	18,806	18,815	18,738
Diluted	19,133	19,209	19,213	19,208

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive loss, net of tax	(2,853)	(3,317)	(2,570)	(1,708)
Comprehensive income, net of tax	$11,758	$10,300	$27,359	$24,326

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Reconciliation of Service Revenue
Revenue	$366,717	$324,315	$707,971	$627,095
Subcontractor and other direct costs (3)	(114,381)	(93,330)	(214,280)	(172,212)
Service revenue	$252,336	$230,985	$493,691	$454,883

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$14,611	$13,617	$29,929	$26,034
Other (income) expense	(186)	318	226	214
Interest expense	2,934	2,167	5,387	3,833
Provision for income taxes	5,183	4,923	8,889	8,526
Depreciation and amortization	7,672	6,315	14,569	13,028
EBITDA	30,214	27,340	59,000	51,635
Adjustment related to impairment of intangible assets (4)	1,728	—	1,728	—
Special charges related to acquisition expenses (5)	—	44	—	106
Special charges related to severance for staff realignment (6)	701	—	1,155	655
Special charges related to facilities consolidations and office closures (7)	69	—	69	—
Adjustment related to bad debt reserve (8)	—	—	(782)	—
Total special charges	2,498	44	2,170	761
Adjusted EBITDA	$32,712	$27,384	$61,170	$52,396

EBITDA Margin Percent on Revenue (9)	8.2%	8.4%	8.3%	8.2%
EBITDA Margin Percent on Service Revenue (9)	12.0%	11.8%	12.0%	11.4%
Adjusted EBITDA Margin Percent on Revenue (9)	8.9%	8.4%	8.6%	8.4%
Adjusted EBITDA Margin Percent on Service Revenue (9)	13.0%	11.9%	12.4%	11.5%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.76	$0.71	$1.56	$1.36
Adjustment related to impairment of intangible assets	0.09	—	0.09	—
Special charges related to severance for staff realignment	0.04	—	0.06	0.03
Special charges related to facility consolidations and office closures	0.05	—	0.05	—
Adjustment related to bad debt reserve	—	—	(0.04)	—
Amortization of intangibles	0.11	0.12	0.22	0.24
Income tax effects (10)	(0.08)	(0.03)	(0.09)	(0.07)
Non-GAAP EPS	$0.97	$0.80	$1.85	$1.56

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.

(4) Adjustment related to impairment of intangible assets: The Company recognized impairment expense of $1.7 million in the second quarter of 2019 related to intangible assets associated with a historical business acquisition.

(5) Special charges related to acquisition expenses: These costs are mainly related to closed and anticipated-to-close acquisitions, consisting primarily of consultant and other outside third-party costs and amortization of deferred consideration payments, discounted as part of the acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for Company officers or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) Special charges related to facilities consolidation and office closure: These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size. The adjustment reflects a favorable revision of our prior estimate of collectability based on third party interest in acquiring the receivables.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 26.2% and 26.6% for the three months ended June 30, 2019 and 2018, respectively, and 22.9% and 24.7% for the six months ended June 30, 2019 and 2018, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
(in thousands, except share and per share amounts)	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,304	$11,694
Contract receivables, net	276,982	230,966
Contract assets	141,960	126,688
Prepaid expenses and other assets	16,733	16,253
Income tax receivable	12,194	6,505
Total Current Assets	454,173	392,106
Property and Equipment, net	54,455	48,105
Other Assets:
Restricted cash - non-current	—	1,292
Goodwill	719,117	715,644
Other intangible assets, net	29,548	35,494
Operating lease - right-of-use assets	132,715	—
Other assets	23,762	21,221
Total Assets	$1,413,770	$1,213,862

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$95,068	$102,599
Contract liabilities	33,435	33,494
Operating lease liabilities - current	29,238	—
Accrued salaries and benefits	47,636	44,103
Accrued subcontractors and other direct costs	41,275	58,791
Accrued expenses and other current liabilities	27,311	39,072
Total Current Liabilities	273,963	278,059
Long-term Liabilities:
Long-term debt	288,544	200,424
Operating lease liabilities - non-current	116,940	—
Deferred rent	—	13,938
Deferred income taxes	42,079	40,165
Other long-term liabilities	25,607	20,859
Total Liabilities	747,133	553,445

Contingencies (Note 15)

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,722,494 and 22,445,576 shares issued as of June 30, 2019 and December 31, 2018, respectively; 18,758,986 and 18,817,495 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	23	22
Additional paid-in capital	335,345	326,208
Retained earnings	511,095	486,442
Treasury stock	(164,705)	(139,704)
Accumulated other comprehensive loss	(15,121)	(12,551)
Total Stockholders’ Equity	666,637	660,417
Total Liabilities and Stockholders’ Equity	$1,413,770	$1,213,862

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
(in thousands)
Cash Flows from Operating Activities
Net income	29,929	$26,034
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	304	638
Deferred income taxes	2,872	598
Non-cash equity compensation	7,865	5,347
Depreciation and amortization	14,569	13,027
Facilities consolidation reserve	(134)	(127)
Amortization of debt issuance costs	254	256
Impairment of long-lived assets	1,728	—
Other adjustments, net	(450)	485
Changes in operating assets and liabilities:
Net contract assets and liabilities	(15,508)	(19,658)
Contract receivables	(46,212)	(6,609)
Prepaid expenses and other assets	(1,609)	(7,115)
Accounts payable	(7,569)	(11,283)
Accrued salaries and benefits	3,535	(1,378)
Accrued subcontractors and other direct costs	(17,479)	(17,280)
Accrued expenses and other current liabilities	(11,460)	3,757
Income tax receivable and payable	(8,733)	(7,315)
Other liabilities	152	(1,102)
Net Cash Used in Operating Activities	(47,946)	(21,725)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(14,516)	(9,397)
Payments for business acquisitions, net of cash received	(1,819)	(11,838)
Net Cash Used in Investing Activities	(16,335)	(21,235)

Cash Flows from Financing Activities
Advances from working capital facilities	378,474	284,773
Payments on working capital facilities	(290,354)	(247,378)
Payments on capital expenditure obligations	(1,621)	(3,131)
Debt issue costs	—	(21)
Proceeds from exercise of options	429	3,533
Dividends paid	(5,278)	(2,635)
Net payments for stockholder issuances and buybacks	(24,158)	(8,597)
Net Cash Provided by Financing Activities	57,492	26,544
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	107	(249)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(6,682)	(16,665)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,986	24,266
Cash, Cash Equivalents, and Restricted Cash, End of Period	$6,304	$7,601

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$4,697	$3,641

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11)

Revenue by client markets	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Energy, environment, and infrastructure	46%	41%	46%	41%
Health, education, and social programs	36%	41%	36%	41%
Safety and security	8%	8%	8%	8%
Consumer and financial services	10%	10%	10%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. federal government	38%	43%	39%	44%
U.S. state and local government	20%	11%	19%	10%
International government	9%	11%	8%	10%
Government	67%	65%	66%	64%
Commercial	33%	35%	34%	36%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Time-and-materials	46%	39%	46%	40%
Fixed-price	40%	42%	40%	41%
Cost-based	14%	19%	14%	19%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.